Exhibit 3.4

State of Delaware

Filed 03/12/2007

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

digitiliti inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.

The name of the corporation is “digitiliti inc.”

2.

That a Certificate of Amendment was filed by the Secretary of State of Delaware on February 27, 2007, and that the said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.

The inaccuracy or defect of said Certificate is:

The case and punctuation in the name of the corporation is “Digitiliti, Inc.” rather than “digitiliti inc.”

4.

Article Second of the Certificate is corrected to read as follows:

The First article of the Company’s Certificate of Incorporation shall be amended to change the name of the Company to “Digitiliti, Inc.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 12th day of March, 2007.

DIGITILITI, INC.

By    /s/ Mark Savage

     Mark Savage, President